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                                  Exhibit 4(b)

Agreement Pursuant to Item 601 (b) (4) (iii) (A) and 601 (b) (4) (v) of Regulation S-K


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                                                                    EXHIBIT 4(B)

                AGREEMENT PURSUANT TO ITEM 601(B)(4)(III)(A) AND
                        601 (B) (4) (V) OF REGULATION S-K

      The Registrant hereby undertakes and agrees to furnish to the Securities and Exchange Commission upon request a copy of any instrument relating to, or defining the rights of the holders of, any long-term debt of the Registrant and/or its subsidiaries, a copy of which has not been filed in reliance upon
Item 601(b)(4)(iii)(A) and 601 (b) (4) (v) of Regulation S-K or which, although previously filed, shall have become stale in the sense of Item 10(d) of Regulation S-K or which shall have been disposed of by the Commission pursuant to its Record Control Schedule. This Agreement and undertaking is intended to be effective with respect to Registrant's Long-term Debt instruments whether securities have been issued thereunder or are yet to be issued thereunder.

Date:     May 8, 1998
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                            By:  /s/ Benjamin W. Rawlins, Jr.
                                 -----------------------------------
                                       Benjamin W. Rawlins, Jr.
                                 Chairman and Chief Executive Officer